Exhibit 99.1

Nucor Reports Results for the Third Quarter and First Nine Months of 2018

CHARLOTTE, N.C., Oct. 18, 2018 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) today announced third quarter of 2018 consolidated net earnings of $676.7 million, or $2.13 per diluted share. Included in the third quarter of 2018 earnings is a non-cash impairment charge of $110.0 million, or $0.26 per diluted share, related to our proved producing natural gas well assets. This impairment charge was not included in our quantitative guidance range provided on September 14, 2018. By comparison, Nucor reported consolidated net earnings of $683.2 million, or $2.13 per diluted share, for the second quarter of 2018 and $254.9 million, or $0.79 per diluted share, for the third quarter of 2017.

In the first nine months of 2018, Nucor reported consolidated net earnings of $1.71 billion, or $5.35 per diluted share, compared with consolidated net earnings of $934.8 million, or $2.90 per diluted share, in the first nine months of last year.

"The strong financial performance we have had this year continued into the third quarter, and we are on pace for 2018 to be a record year for earnings," said John Ferriola, Nucor's Chairman, Chief Executive Officer and President. "Our financial results are evidence that Nucor was primed and ready for this long-awaited upturn in the steel market. Our strategic initiatives, including capital projects, acquisitions and enhanced customer engagement, as well as our active participation in industry trade actions, have solidified our industry leading performance. Our extensive investments have grown our peak earnings power and enhanced our many competitive strengths."

Selected Segment Data
In the first quarter of 2018, the Company began reporting its tubular products and piling businesses as part of the steel products segment. These businesses were previously included in the steel mills segment. All prior period segment data presented in this news release has been recast to reflect this change. Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the third quarter and first nine months of 2018 and 2017 (in thousands, unaudited):

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Sept. 29, 2018	Sept. 30, 2017	Sept. 29, 2018	Sept. 30, 2017
Steel mills	$ 1,095,360	$ 405,097	$ 2,617,647	$ 1,628,800
Steel products	138,688	86,908	380,268	237,463
Raw materials	(29,074)	9,957	180,468	102,575
Corporate/eliminations	(282,472)	(131,357)	(826,268)	(541,122)
	$ 922,502	$ 370,605	$ 2,352,115	$ 1,427,716

Financial Review
Included in the third quarter of 2018 results were the previously mentioned non-cash impairment charge of $110.0 million, or $0.26 per diluted share, as well as a benefit of $24.8 million, or $0.06 per diluted share, related to insurance recoveries. Included in the second quarter of 2018 results was a benefit of $23.3 million, or $0.06 per diluted share, related to insurance recoveries. Included in the third quarter of 2017 results was a net benefit of $13.2 million, or $0.04 per diluted share, related to tax return true-ups and state tax credits. Also included in the third quarter of 2017 results was an expense of $22.5 million, or $0.05 per diluted share, related to certain legal matters.

In our Form 10-Q for the second quarter of 2018 we stated the following related to the proved producing natural gas well assets impairment assessment we performed in the fourth quarter of 2017: "Changes in the natural gas industry or a continuation of the low-price environment beyond what had already been assumed in the analysis could cause management to revise the natural gas price assumptions, the estimated reserves or the estimated drilling production costs. Unfavorable revisions to these assumptions or estimates could possibly result in an impairment of some or all of the groups of proved well assets." Based on the continued deterioration in the outlook for pricing for our natural gas wells, we determined that a triggering event occurred related to the proved producing natural gas well assets requiring assessment for impairment in the third quarter. As a result of that assessment, we recorded a $110.0 million, or $0.26 per diluted share, non-cash impairment charge to the proved producing natural gas well assets.

Nucor's consolidated net sales increased 4% to $6.74 billion in the third quarter of 2018 compared with $6.46 billion in the second quarter of 2018 and increased 30% compared with $5.17 billion in the third quarter of 2017. Average sales price per ton in the third quarter of 2018 increased 7% compared with the second quarter of 2018 and increased 23% compared with the third quarter of 2017. Total tons shipped to outside customers were 7,048,000 tons in the third quarter of 2018, a 2% decrease from the second quarter of 2018 and a 6% increase from the third quarter of 2017. Total steel mill shipments in the third quarter of 2018 decreased 2% from the second quarter of 2018 and increased 7% from the third quarter of 2017. Downstream steel products shipments to outside customers in the third quarter of 2018 decreased 1% from the second quarter of 2018 and increased 6% from the third quarter of 2017.

In the first nine months of 2018, Nucor's consolidated net sales increased 24% to $18.77 billion, compared with $15.16 billion in last year's first nine months. Total tons shipped to outside customers in the first nine months of 2018 were 21,212,000, an increase of 6% from the first nine months of 2017, while average sales price per ton increased 16%.

The average scrap and scrap substitute cost per gross ton used during the third quarter of 2018 was $374, a slight increase compared to $373 in the second quarter of 2018 and an increase of 18% compared to $317 in the third quarter of 2017. The average scrap and scrap substitute cost per ton used in the first nine months of 2018 was $361, an increase of 19% from $304 in the first nine months of 2017.

The overall operating rate at our steel mills was 92% in the third quarter of 2018, which decreased compared to 95% in the second quarter of 2018 and increased compared to 84% in the third quarter of 2017. The operating rate for the first nine months of 2018 increased to 93% as compared with 87% for the first nine months of 2017.

Total steel mill energy costs in the third quarter of 2018 were similar to the second quarter of 2018 and decreased approximately $3 per ton compared to the third quarter of 2017 primarily due to lower natural gas unit costs and higher productivity resulting from increased steel production. Total steel mill energy costs for the first nine months of 2018 decreased approximately $1 per ton compared to the first nine months of 2017.

Our liquidity position remains strong with $1.9 billion in cash and cash equivalents as of September 29, 2018 and an untapped $1.5 billion revolving credit facility that does not expire until April 2023.

Recent Developments
In September 2018, Nucor's board of directors approved an investment of $650 million to expand the production capability of Nucor Steel Gallatin, the Company's flat-rolled sheet steel mill located in Ghent, Kentucky. This investment will increase the production capability from 1,600,000 tons to approximately 3,000,000 tons annually and will increase the maximum coil width to approximately 73 inches. This expansion complements the $176 million investment currently underway to construct a hot band continuous pickle galvanizing line at Nucor Steel Gallatin, which is expected to be operational in the first half of 2019 and will produce approximately 500,000 tons per year of galvanized hot band steel.

Also in September 2018, Nucor's board of directors declared a cash dividend of $0.38 per share payable on November 9, 2018 to stockholders of record on September 28, 2018. This dividend is Nucor's 182nd consecutive quarterly cash dividend, a record we expect to continue.

Additionally, in September 2018, the board of directors approved the repurchase of up to $2 billion of the Company's common stock. Share repurchases will be made from time to time in the open market at prevailing market prices, through private transactions or block trades. The timing and amount of repurchases will depend on market conditions, share price, applicable legal requirements and other factors. The share repurchase authorization is discretionary and has no expiration date. The board of directors also terminated any previously authorized repurchase programs.

Third Quarter of 2018 Analysis
As expected, earnings in the third quarter of 2018 continued the trend of strong 2018 performance. The performance of our steel mills segment in the third quarter of 2018 increased compared to the second quarter of 2018 due primarily to higher earnings at our sheet mills and plate mills, despite the impact of both planned and weather-related outages at certain mills that occurred during the third quarter. The earnings of the steel products segment decreased in the third quarter of 2018 as compared to the second quarter of 2018. Our raw materials segment's earnings in the third quarter of 2018 decreased compared to the second quarter of 2018 due to the previously mentioned impairment charge to our natural gas well assets, decreased performance of our scrap brokerage and processing operations and the decreased performance of our DRI facilities as our Louisiana DRI facility experienced planned and unplanned outages in the third quarter.

Fourth Quarter of 2018 Outlook
Earnings in the fourth quarter of 2018 are expected to decrease across all three operating segments compared to the third quarter of 2018 (excluding the third quarter of 2018 impairment charge) due primarily to typical seasonality experienced in our fourth quarter. However, we expect the fourth quarter of 2018 to be another strong quarter as we believe earnings will be noticeably higher than those generated in the fourth quarter of 2017. We continue to believe there is sustainable strength in steel end use markets.

About Nucor
Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Forward-Looking Statements
Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) U.S. and foreign trade policies affecting steel imports or exports; (3) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (4) market demand for steel products; and (5) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2017 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

Broadcast of Conference Call
You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 18, 2018 at 2:00 p.m. Eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(In thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Sept. 29, 2018	Sept. 30, 2017	Percentage Change	Sept. 29, 2018	Sept. 30, 2017	Percentage Change
Steel mills total shipments:
Sheet	2,733	2,617	4%	8,216	8,041	2%
Bars	2,265	2,069	9%	6,881	6,027	14%
Structural	595	488	22%	1,822	1,607	13%
Plate	633	553	14%	1,788	1,744	3%
Other	67	145	-54%	294	417	-29%
	6,293	5,872	7%	19,001	17,836	7%

Sales tons to outside customers:
Steel mills	5,031	4,698	7%	15,125	14,508	4%
Joist	136	127	7%	355	332	7%
Deck	130	119	9%	352	329	7%
Cold finished	141	119	18%	437	361	21%
Fabricated concrete
reinforcing steel	324	319	2%	951	857	11%
Piling	152	156	-3%	438	420	4%
Tubular products	259	242	7%	829	692	20%
Other	875	838	4%	2,725	2,451	11%
	7,048	6,618	6%	21,212	19,950	6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Sept. 29, 2018	Sept. 30, 2017	Sept. 29, 2018	Sept. 30, 2017

Net sales	$ 6,742,202	$ 5,170,117	$ 18,771,395	$ 15,160,065

Costs, expenses and other:
Cost of products sold	5,452,052	4,591,153	15,588,249	13,111,226
Marketing, administrative and other expenses	234,081	172,792	651,422	519,429
Equity in earnings of unconsolidated affiliates	(13,634)	(7,743)	(34,157)	(29,801)
Impairment of assets	110,000	-	110,000	-
Interest expense, net	37,201	43,310	103,766	131,495
	5,819,700	4,799,512	16,419,280	13,732,349
Earnings before income taxes and
noncontrolling interests	922,502	370,605	2,352,115	1,427,716
Provision for income taxes	216,215	104,500	552,101	442,239
Net earnings	706,287	266,105	1,800,014	985,477
Earnings attributable to
noncontrolling interests	29,631	11,255	86,026	50,680
Net earnings attributable to
Nucor stockholders	$ 676,656	$ 254,850	$ 1,713,988	$ 934,797

Net earnings per share:
Basic	$ 2.13	$ 0.79	$ 5.37	$ 2.91
Diluted	$ 2.13	$ 0.79	$ 5.35	$ 2.90

Average shares outstanding:
Basic	315,913	320,096	317,928	320,253
Diluted	316,798	320,763	318,882	321,045

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 29, 2018	Dec. 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$ 1,932,155	$ 949,104
Short-term investments	-	50,000
Accounts receivable, net	2,636,038	2,028,545
Inventories, net	4,105,714	3,461,686
Other current assets	170,344	335,085

Total current assets	8,844,251	6,824,420

Property, plant and equipment, net	5,151,302	5,093,147

Goodwill	2,194,231	2,196,058

Other intangible assets, net	847,569	914,646

Other assets	925,540	812,987

Total assets	$ 17,962,893	$ 15,841,258

LIABILITIES
Current liabilities:
Short-term debt	$ 52,829	$ 52,833
Long-term debt due within one year	-	500,000
Accounts payable	1,447,528	1,181,346
Salaries, wages and related accruals	679,954	516,660
Accrued expenses and other current liabilities	627,384	573,925

Total current liabilities	2,807,695	2,824,764

Long-term debt due after one year	4,232,760	3,242,242

Deferred credits and other liabilities	748,017	689,464

Total liabilities	7,788,472	6,756,470

EQUITY
Nucor stockholders' equity:
Common stock	152,061	151,960
Additional paid-in capital	2,065,299	2,021,339
Retained earnings	9,814,073	8,463,709
Accumulated other comprehensive loss,
net of income taxes	(274,607)	(254,681)
Treasury stock	(1,964,689)	(1,643,291)
Total Nucor stockholders' equity	9,792,137	8,739,036

Noncontrolling interests	382,284	345,752

Total equity	10,174,421	9,084,788

Total liabilities and equity	$ 17,962,893	$ 15,841,258

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Sept. 29, 2018	Sept. 30, 2017

Operating activities:
Net earnings	$ 1,800,014	$ 985,477
Adjustments:
Depreciation	474,330	474,822
Amortization	66,684	68,394
Stock-based compensation	65,597	51,227
Deferred income taxes	54,162	(38,335)
Distributions from affiliates	29,325	48,037
Equity in earnings of unconsolidated affiliates	(34,157)	(29,801)
Impairment of assets	110,000	-
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(615,118)	(406,582)
Inventories	(644,865)	(957,029)
Accounts payable	229,552	451,774
Federal income taxes	168,639	(30,859)
Salaries, wages and related accruals	173,732	74,306
Other operating activities	23,564	75,137

Cash provided by operating activities	1,901,459	766,568

Investing activities:
Capital expenditures	(624,739)	(292,312)
Investment in and advances to affiliates	(111,540)	(19,000)
Disposition of plant and equipment	27,964	19,420
Acquisitions (net of cash acquired)	-	(543,153)
Purchases of investments	-	(50,000)
Proceeds from the sale of investments	50,000	150,000
Other investing activities	25,347	(1,455)

Cash used in investing activities	(632,968)	(736,500)

Financing activities:
Net change in short-term debt	(5)	32,409
Proceeds from long-term debt, net of discount	995,710	-
Repayments of long-term debt	(500,000)	-
Bond issuance related costs	(7,625)	-
Issuance of common stock	24,102	5,417
Payment of tax withholdings on certain stock-based compensation	(22,123)	(13,960)
Distributions to noncontrolling interests	(49,495)	(85,094)
Cash dividends	(364,982)	(364,302)
Acquisition of treasury stock	(351,392)	(90,305)
Other financing activities	(5,247)	(1,703)

Cash used in financing activities	(281,057)	(517,538)

Effect of exchange rate changes on cash	(4,383)	17,453

Increase (decrease) in cash and cash equivalents	983,051	(470,017)

Cash and cash equivalents - beginning of year	949,104	2,045,961

Cash and cash equivalents - end of nine months	$ 1,932,155	$ 1,575,944

Non-cash investing activity:
Change in accrued plant and equipment purchases and assets
recorded under capital lease arrangements	$ 40,996	$ 42,810

CONTACT: For Investor/Analyst Inquiries - Paul Donnelly, 704-264-8807, or Gregg Lucas, 704-972-1841; For Media Inquiries - Katherine Miller, 704-353-9015